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                                                                    EXHIBIT 99.5

                          FIRST MIDWEST BANCORP, INC.
                              300 PARK BOULEVARD
                                   SUITE 405
                          ITASCA, ILLINOIS 60143-0459

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of First Midwest Bancorp, Inc. (the "Meeting") will be held at _________________________, on ______________, 1998, at ______ p.m., local time, for the following purposes:

     1. To consider and vote upon the issuance of shares of Common Stock of First Midwest Bancorp, Inc. ("First Midwest") pursuant to the Agreement and Plan of Merger, dated January 14, 1998, by and between Heritage Financial Services, Inc. ("Heritage") and First Midwest, and First Midwest Acquisition Corporation ("Acquisition Corp"), which provides for the merger of Heritage with and into Acquisition Corp (the "Merger") and the conversion, upon the consummation of the Merger, of each outstanding Heritage Common Share (except for shares held by dissenting Heritage Shareholders) into 0.7695 of a share of First Midwest Common Stock;

     2. To consider and vote upon an amendment to the Restated Certificate of Incorporation of First Midwest increasing the number of authorized shares of Common Stock from 30,000,000 to 60,000,000;

     3. To elect C.D. Oberwortmann, John M. O'Meara and J. Stephen Vanderwoude to serve as directors; and

     4. To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

     The Board of Directors of First Midwest has fixed the close of business on __________, 1998, as the record date for the determination of First Midwest Stockholders entitled to notice of, and to vote at, the Meeting and any adjournments or postponements thereof. Only Stockholders of record at the close of business on the record date will be entitled to receive notice of, and to vote at, the Meeting and any adjournments or postponements thereof.

                              By Order of The Board of Directors,


                              James R. Roolf
                              Senior Vice President and Corporate Secretary

THE BOARD OF DIRECTORS OF FIRST MIDWEST BANCORP, INC. RECOMMENDS THAT YOU VOTE FOR THE ABOVE PROPOSALS.